EXHIBIT 99.2
REPURCHASE AGREEMENT

This Repurchase Agreement (this “Agreement”) is made and entered into as of April 15, 2013, by and between Viking Investment Groups, LLC, a limited liability company incorporated under the laws of The Federation of St. Kitts and Nevis (the “Guarantor”) and Viking Investments Group, Inc., a Nevada corporation (the “Buyer”).

WHEREAS, on April 11, 2012, Guarantor agreed in a Guaranty and Repurchase Agreement (the “Guaranty Agreement”) to repurchase 566,813 shares of China Wood Inc., publicly listed in the United States with the ticker symbol “CNWD,” (the “China Wood Shares”), from Buyer by tendering shares of common stock of Buyer owned by Guarantor to Buyer if the 45-day VWAP of the China Wood Shares was equal to or less than US$4.00 per share;

WHEREAS, the 45-day VWAP of the China Wood Shares is equal to US$4.00 per share;

NOW THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Buyer and Guarantor hereby agree as follows:

I. REPURCHASE

1.01.   Repurchase Obligation. Guarantor hereby repurchases the China Wood Shares from the

Buyer by tendering 7,472,093 shares of common stock of the Buyer back to Buyer.

II. MISCELLANEOUS

2.01    Modifications. This Repurchase Agreement may be waived, modified or terminated only by a written instrument executed by the party against which enforcement of the waiver, modification or termination is asserted.

2.02     Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Buyer, and shall be binding upon the successors, heirs, personal representatives, executors and other successors of Guarantor.  No right or obligation of Guarantor may be transferred or assigned by Guarantor without the written consent of Buyer.

2.03    Reformation.  If any provision of this Agreement is held to be unenforceable under present or future laws effective while this Agreement is in effect (all of which invalidating laws are hereby waived to the fullest extent possible), the enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such unenforceable provision there shall be added automatically, as part thereof, a provision that is legal, valid and enforceable and as similar in terms to such unenforceable provision as may be possible.

2.04    Entire Agreement. This Agreement constitutes the entire understanding and agreement between Buyer and Guarantor as to the subject matter hereof, and supersedes all prior written and oral understanding and agreements between Buyer and Guarantor in connection therewith.

2.05    Governing Law; Jurisdiction.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada without reference to its choice of law rules. Guarantor hereby expressly submits to the exclusive, personal jurisdiction of the federal and state courts situated in the State of Nevada, waives any objection that it may now have or hereafter have to the venue of any action in any such court or that any such action was brought in an inconvenient forum, and agrees not to plead or claim the same.

2.06    Service of Process.  Guarantor hereby waives personal service of process and consents that service of process upon it in any action brought with respect to any provision of this Guaranty or any other Transaction Document or the enforcement thereof may be made by certified or registered mail, return receipt requested, or by commercial carrier or by hand, at Guarantor’s address specified in Section

2.03     above, and service so made shall be deemed completed after such service is received at such address. Nothing herein shall affect the right to serve process in any other manner permitted by law.

2.10    Trial by Jury. GUARANTOR HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIALBY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS BROUGHT WITH RESPECT TO ANY PROVISION OFTHIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE ENFORCEABILITY THEREOF.

2.11    Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of Guarantor and shall not in any way affect the meaning or interpretation hereof.  All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision of this Guaranty.  Whenever the term “including” or a similar term is used herein, it shall be read as if it were written “including by the way of example only and without in any limiting the generality of the clause or concept to which reference is made.” This Agreement shall be construed as though both Buyer and Guarantor had drafted it.

IN WITNESS WHEREOF, Buyer and Guarantor have executed this Guaranty as of the date first set forth above.

GUARANTOR:

Viking Investment Groups, LLC

By: Tom Simeo Its: President

BUYER:

Viking Investments Group, Inc.

By: Tom Simeo Its: Chief Executive Officer